Exhibit 10.71

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (“Lease”) is made and entered into to be effective as of April 7, 2009 (the “Effective Date”) by and between Apple Nine Ventures Ownership, Inc., a Virginia corporation (“Landlord”) and Chesapeake Operating, Inc., an Oklahoma corporation (“Tenant”).

W I T N E S S E T H:

Landlord, in consideration of the rent to be paid and the covenants and agreements hereinafter set forth to be kept and performed by Tenant, does hereby LEASE, LET, RENT and DEMISE unto Tenant, and Tenant does hereby RENT and TAKE from Landlord, for the purposes and on the terms and conditions herein set forth, those certain tracts of land located in Tarrant, Johnson, Dallas and Ellis Counties, Texas, each as more particularly described on Exhibit “A” attached hereto (each such tract being individually referred to herein as a “Site” and collectively, all Sites being referred to herein as the “Land”), together with all improvements now or hereafter located on the Land and all the rights, privileges and appurtenances in anyway belonging to the Land including, without limitation, all rights of Landlord in and to the subsurface of the Land (collectively the “Leased Premises”). Landlord and Tenant acknowledge that the description of some of the Sites set forth on Exhibit “A” includes certain easement estates benefiting such Sites (the “Access Easements”), and that any listed easement estate which benefits or connects to any Site shall be deemed a part of such Site for all purposes under this Lease.

1. Term. This Lease shall be for an initial term (“Initial Term”) beginning on the Effective Date and terminating on April 6, 2049, unless earlier terminated as provided below. Unless earlier terminated as provided below, at the natural expiration of the Initial Term the Lease shall automatically be extended upon all the same terms and conditions of the Lease for up to five (5) additional consecutive five (5) year periods (each, an “Extended Term”); provided, however, that Tenant may terminate this Lease as to one or more Sites (on a Site-by-Site basis) effective as of the end of the Initial Term or any Extended Term by providing written notice to Landlord of its desire to terminate the Lease as to one or more of the Sites on or before thirty (30) days prior to the end of either the Initial Term or the then current Extended Term. As used herein, “Term” means the Initial Term and all applicable Extended Terms prior to the expiration of this Lease. As used herein, “Lease Year” shall have the following meaning: (a) Lease Year 1 shall refer to that period commencing on the Effective Date and ending on April 6, 2010, and (b) Lease Years subsequent to Lease Year 1 shall refer to any period of one year during the Term commencing on April 7, 2010, and each subsequent anniversary thereof. Further, notwithstanding anything to the contrary, if, upon the scheduled expiration of the fifth five-year Extended Term, any mineral operations (as defined below) are being conducted upon any of the Site(s), unless earlier terminated as provided above, the Term shall be deemed automatically extended as to such Site(s) for additional consecutive Extended Terms of one (1) year each for so long as such mineral operations are conducted upon said Site(s) with no cessation for more than one hundred and twenty (120) consecutive days; provided that the annual Base Rental (prorated for any partial year) during any such automatic one-year Extended Term shall be an amount equal to the annual Base Rental provided for Lease Year 65 below. As used herein, “mineral operations” shall mean operations for or related to any of the following: drilling, testing, completing, reworking, recompleting, deepening, plugging back or repairing of a well in search for or in an endeavor to obtain production of oil, gas, or other minerals, or production of oil, gas or other minerals, whether or not in paying quantities (including, without limitation, any period during which a well is “shut-in” pursuant to an existing mineral lease burdening the Site or other lands).

2. Base Rental.

(a) As base rental (“Base Rental”) for the lease of the Leased Premises, Tenant shall pay to Landlord without deduction, set-off, prior notice, or demand, Base Rental, accruing from the Effective Date and payable monthly in advance on or before the first day of each month in the amounts set forth in Section 2(b) below. Notwithstanding anything to the contrary herein, if the first or last month in which any Site is included as part of the Leased Premises is not a full calendar month, then Tenant’s Base Rental obligation as to such Site during such partial month shall be equal to the number of days in the partial month for which Tenant has a rent obligation as to such Site divided by the total number of days in such month and then multiplied by the applicable monthly per-Site Base Rental amount as set forth in Section 2(b) below.

(b) The annual and monthly Base Rental amounts shall be as set forth in the following table; provided that if the number of Sites subject to this Lease increases or decreases at any time, the amount of Base Rental due pursuant to this Lease shall also increase or decrease, as applicable, based on the per-Site amounts set forth on the schedule attached as Exhibit “C”, with any change being calculated from the actual date on which Sites are added or deleted as part of the Leased Premises.

	Annual	Monthly
Lease Years 1 -5	$15,458,400	$1,288,200
Lease Years 6 - 10	$17,004,240	$1,417,020
Lease Years 11 - 15	$18,704,664	$1,558,722
Lease Years 16 - 20	$20,575,130.40	$1,714,594.20
Lease Years 21 - 25	$22,632,643.44	$1,886,053.62
Lease Years 26 - 30	$24,895,907.78	$2,074,658.98
Lease Years 31 - 40	$27,385,498.56	$2,282,124.88
Lease Years 41 - 65 (if applicable)	As provided in Section 2(d) below
Lease Years 66 and later (if applicable)	As provided in Section 1 above

(c) The first payment of Base Rental is due on the Effective Date, and subsequent payments of Base Rental are due on the first day of each subsequent calendar month throughout the Term. All Base Rental is due and payable in lawful money of the United States and is payable to Landlord at 814 E. Main St., Richmond, VA 23219. Any installments of Base Rental and any other sums payable by Tenant to Landlord under this Lease that remain unpaid for more than thirty (30) days after the date due will bear interest at an annual interest rate of nine percent (9%) commencing on the date due and continuing until paid.

(d) If the Term is extended beyond Lease Year 40 pursuant to Section 1 above, the Base Rental payable during the first year of each such Extended Term shall be the prevailing fair market rental for comparable leaseholds, taking into account all relevant factors, for similar properties (“Fair Market Rent”) as mutually determined by the parties. Following the first year of such Extended Term, the Base Rental payable during the remainder of such Extended Term shall increase by two percent (2%) on each anniversary of the first day of such Extended Term. In the event the parties are unable to mutually agree upon the Fair Market Rent within twenty (20) days prior to the natural expiration of the then current Term, the Fair Market Rent for the Extended Term in question shall be determined as follows:

(i) Within ten (10) days prior to the expiration of the then current Term, Landlord and Tenant shall each appoint an appraiser. Any appraiser appointed hereunder (whether by a party hereto or by an appraiser so appointed, as hereinafter provided) shall be impartial, have an office in Dallas or Tarrant County, shall have at least ten (10) years’ experience as a real estate appraiser of properties similar to the Leased Premises in the Dallas or Tarrant County area (or shall have at least ten (10) years’ experience in leasing properties similar to the Leased Premises in the Dallas or Tarrant area), and shall be a member of the American Institute of Real Estate Appraisers or a successor or similar organization of recognized national standing, some of whose members are frequently employed for appraisal purposes by federal or state governments. The two appraisers appointed shall meet promptly and attempt to agree on a determination of the Fair Market Rent for the Extended Term in question. The determination of Fair Market Rent by the two appraisers, if they agree, shall be binding on Landlord and Tenant. If the Fair Market Rent determinations of the two appraisers differ by an amount equal to or less than five percent (5%) of the higher of the two determinations of Fair Market Rent, then the Fair Market Rent shall be equal to the arithmetic mean of the two determinations.

(ii) If the two appraisers cannot agree upon the Fair Market Rent for the Extended Term in question within ten (10) days following their appointment, or if their determinations of Fair Market Rent differ by more than five percent (5%) of the higher of the two determinations of Fair Market Rent, then the two appointees shall select a third appraiser, but if they are unable to agree on a third appraiser within five (5) days, then each appraiser shall select the names of two willing persons qualified to be appraisers hereunder and from the four persons so named, one name shall be drawn by lot by a representative of Tenant in the presence of a representative of Landlord, and the person whose name is so drawn shall be the third appraiser. If either of the first two appraisers fails to select the names of two willing, qualified appraisers and to cooperate with the other appraiser so that a third appraiser can be selected by lot, as aforesaid, the third appraiser shall be selected by lot from the two appraisers which were selected by the other appraiser for the drawing. The three appraisers so selected shall confer and immediately proceed to determine the Fair Market Rent for the Extended Term in question. If the three appraisers fail to agree on such Fair Market Rent within ten (10) days after the appointment of the third appraiser, the average of the two determinations of Fair Market Rent which are closer to each other than the third determination of Fair Market Rent shall be the Fair Market Rent for the Extended Term in question.

(iii) The appraisers selected hereunder shall deliver a signed written report of their appraisal, or the average of the two closer appraisals, as the case may be, to Tenant and Landlord. The fee of the appraiser initially selected by Tenant shall be paid by Tenant, the fee of the appraiser initially selected by Landlord shall be paid by Landlord, and the fee of any third appraiser and any expenses reasonably incident to the appraisal (except attorneys’ fees, which shall be borne by the party incurring the same) shall be shared equally by Tenant and Landlord. Any vacancy in the office of the appraiser appointed by Tenant shall be filled by Tenant, any vacancy in the office of the appraiser appointed by Landlord shall be filled by Landlord, and any vacancy in the office of the third appraiser shall be filled by the first two appraisers in the manner specified above for the selection of a third appraiser.

(iv) If appraisal proceedings are initiated as provided above in order to determine the Fair Market Rent which is applicable to the Extended Term in question, the decision and award of the appraisers as to such Fair Market Rent shall be final, conclusive, and binding on the parties, absent settlement by agreement of the parties prior to the rendering by the appraisers of any such decision and award. If the Fair Market Rent is not finally determined prior to the commencement of the Extended Term in question, Tenant shall pay Base Rental based upon Base Rental theretofore in effect under this Lease until the final determination of the Fair Market Rent for the Extended Term in question occurs as provided above. If the final determination of such Fair Market Rent is different from the amount paid by Tenant, Tenant shall promptly pay to Landlord any deficiency in Base Rental or Landlord shall promptly pay to Tenant any overpayment of Base Rental from the commencement of the Extended Term in question until such final determination.

3. Independent Covenants. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, the Base Rental and all other sums payable by Tenant hereunder shall continue to be payable in all events and the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated, terminated, or modified pursuant to a provision of this Lease.

4. Net Lease. This Lease shall be deemed and construed to be a “net lease,” and the Tenant shall pay to the Landlord the rental and the payments hereunder without abatement, deduction or offset, and under no circumstances or conditions, whether now existing or hereafter arising, or whether or not beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder, except as herein otherwise expressly set forth.

5. Condition of Leased Premises. Tenant hereby accepts the Leased Premises from Landlord in its “AS IS”, “WHERE IS” condition without any representation or warranty, expressed or implied, by Landlord, and with all faults. The execution of this Lease by Tenant shall be prima facie evidence that Tenant has inspected the Leased Premises and is thoroughly familiar with its condition, and Tenant hereby accepts the Leased Premises as being in good and satisfactory condition and suitable for Tenant’s intended purposes. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND TENANT DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

6. Use of Leased Premises. Tenant may use the Leased Premises including, without limitation, the subsurface thereof, for any legal activities it so chooses, including, without limitation, use as a drilling pad site, salt water disposal facility, processing facility, compressor station, treating facility, and/or storage yard (the “Permitted Use”). Tenant, and its contractors subcontractors, licensees, investees and sublessees, will comply with all applicable laws, ordinances, rules and regulations in connection with Tenant’s use of the Leased Premises (“Laws”). The parties acknowledge that it is the present intent of the parties that, during the Initial Term, Tenant use the Sites, rather than other properties adjoining the Sites the surface estates of which are owned by Tenant (each, with respect to the Site it adjoins, an “Adjoining Property”), for the location of Tenant’s well heads in connection with its drilling operations; accordingly, in the event that Tenant desires to drill upon any Adjoining Property and has not yet drilled on the applicable Site, Tenant shall notify Landlord thereof, whereupon, Tenant shall convey such alternate drill site on the Adjoining Property (“Alternate Site”) to Landlord, Landlord shall convey the Site upon which Tenant has elected not to drill to Tenant, and this Lease shall be amended to delete the Site from, and include the Alternate Site in, the definition of the term “Leased Premises.” Provided however, to the extent Tenant has commenced any operations (including, without limitation, planning, permitting, construction, or drilling) on any Adjoining Properties on or prior to the date hereof, Tenant may continue the same without regard to the foregoing.

7. Utilities. Commencing on the Effective Date, Tenant covenants and agrees to (a) place all billings for Utilities in Tenant’s name and (b) pay fully and promptly all Utility charges billed, if any, for each and every month in the Term. If the beginning or ending of the Term shall fall on any day other than the first or last day of the month, respectively, such amount owed will be adjusted on a pro rata basis. As used herein, the term “Utilities” shall mean all electricity, gas, water, and other utilities furnished to or for the benefit of the Leased Premises.

8. Taxes and Insurance Premiums.

(a) Tenant shall pay as the same become due and payable, and in any event prior to the date on which the same become delinquent, all real estate taxes, ad valorem taxes, paving assessments, sewer, water and other utility charges or assessments and any other tax, charge or assessment, general or special, of any kind whatsoever (“Taxes”) which may be levied, charged, confirmed, imposed or assessed by any taxing or assessing authority against the Leased Premises or any part thereof or any improvements thereto or streets adjacent thereto during the Term, provided that all Taxes which are levied on an annual basis shall be prorated between Landlord and Tenant for the year in which this Lease commences and terminates. Tenant shall be responsible for any and all rollback or similar taxes which may be levied against the Leased

Premises regardless of the time period for which the rollback tax applies. Tenant is not required to pay or reimburse Landlord for (i) any capital levy, income tax, or profits or margin tax of Landlord, or any similar tax imposed by the State of Texas or any other political or taxing authority, or (ii) any estate, inheritance, transfer, gift, or other tax which may be imposed upon any transfer of Landlord’s interest in the Leased Premises or the Base Rental. Tenant will provide Landlord with proof of payment of all Taxes within sixty (60) days after payment thereof.

(b) Tenant shall pay on or before the date on which the same are due, all insurance premiums and other charges upon the insurance coverages which Tenant is required to maintain in force hereunder and all fees and other amounts due under any licenses, permits and similar documents relating to the Leased Premises.

(c) Landlord agrees that Tenant shall have the right to contest the amount or legality of any Tax which it is obligated to pay under the terms of this Lease and make application for the reduction thereof or of any assessment upon which the same may be based; and Landlord agrees at the request of Tenant to execute or join in the execution of any instrument or document necessary in connection with such contest or application (including, without limitation, Comptroller of Public Accounts Form 50-162-1, “Appointment of Agent for Property Taxes”) provided Landlord does not thereby incur any liability (contingent or otherwise) and Landlord’s title to the Leased Premises is not thereby placed in jeopardy. Tenant shall in all events pay all such contested Taxes (together with all penalties, fines, interest and such other fees and amounts) at least thirty (30) days prior to the date on which the Leased Premises (or any portion thereof) are scheduled for any unstayed foreclosure on account of nonpayment thereof. Additionally, notwithstanding anything to the contrary, Tenant shall have the right to execute one or more agricultural leases or subleases covering all or any portion of any Site, authorizing the tenants or subtenants thereunder to perform grazing, farming or other agricultural activities on such Sites, provided, in each case, such lease may be terminated upon no more than one-years’ notice at no cost to Landlord.

9. Improvements. Landlord agrees that Tenant shall have the exclusive right to, and may from time to time, at its sole cost and expense: (i) make, erect, place and construct on all or any part of the Leased Premises (including, without limitation, the subsurface thereof) such buildings, structures and other improvements and fixtures as Tenant may deem necessary or convenient in connection with the Permitted Use of the Leased Premises including, without limitation, subsurface wellbores; and (ii) make such alterations, demolitions, additions, modifications, and changes, structural or otherwise, in any and all such improvements and fixtures on the Leased Premises (including, without limitation, the subsurface thereof) as it deems necessary or desirable in connection with the Permitted Use. Tenant shall have the right to remove any improvements, fixtures and equipment (including, without limitation, well casings) remaining on or under any Site at any time during this Lease and for a period ending six (6) months after the expiration of the Term as to such Site; provided, however, that upon written notice from Landlord, Tenant shall remove any such improvements within said 6-month period (or longer as may be reasonably necessary to comply with applicable Laws) and return the Site to dressed dirt condition and as otherwise required pursuant to applicable Laws. Any improvements remaining on such Site thereafter (with the exception only of movable trade fixtures, furniture, and other movable personal property) will be considered improvements to and become a part of the real estate of the Landlord, and the Tenant shall not have the obligation to remove the same nor to restore such Site to its original condition. Notwithstanding the above, Tenant will comply with all Laws regulating cessation of oil and gas operations, plugging and abandoning oil and gas wells and restoration of the Site. Tenant covenants that any improvement erected by it and all alterations, additions and changes made by it in such improvements will be done, erected or made in a good and workmanlike manner. Tenant shall have no right, power or authority to create, cause or allow any lien of any kind against the fee title of Landlord in and to the Leased Premises. Nothing in this Lease shall be deemed in any way (i) to constitute Landlord’s consent or request, express or implied, that any contractor, subcontractor, laborer or materialman provide any labor or materials for any alteration, addition, improvement or repair to any or all of the Leased Premises, or (ii) to give Tenant any right, power or authority to contract for or permit to be furnished any service or materials, if doing so would give rise to the filing of any mechanics’ or materialman’s lien against any or all of Landlord’s fee estate in the Land, or (iii) to evidence Landlord’s consent that Landlord’s fee estate in the Land be subjected to any such lien. If any third party files notice of such a lien against the fee title of Landlord for work or materials provided to or for Tenant, Tenant shall cause same to be discharged by payment or bonding within thirty (30) days after Tenant’s receipt of written notice of such filing from Landlord. Subject to the foregoing, on the last day of the Term as to any Site, or upon the earlier termination of this Lease as to any Site, Tenant shall leave, surrender and yield to Landlord such Site in good order and repair, reasonable wear and tear excepted.

10. Permits and Cooperation. Landlord shall reasonably cooperate with Tenant generally as necessary in connection with Tenant’s Permitted Use on the Leased Premises, but at no liability or unreimbursed expense to Landlord. Without limiting the generality of the foregoing, in the event that the joinder, consent or approval of Landlord is necessary or desirable in connection with Tenant’s Permitted Use or is required or requested by a common carrier, utility provider, governmental authority or other third party in connection with the issuance of any governmental or other approval, permit or license, any plat, zoning change, dedication, waiver or other document, or for any utility, service or other easement across the Leased Premises, then Landlord agrees to execute and return same to Tenant within fifteen (15) days after Landlord’s receipt of a written request from Tenant, provided Landlord shall not thereby incur any liability or unreimbursed expense in connection therewith. Notwithstanding the above, any plat, replat, zoning change, dedication, or easement beyond that reasonably necessary for Tenant’s Permitted Use and surviving the termination of this Lease, will require Landlord’s prior written consent not be unreasonably withheld or delayed. Landlord hereby consents to the placement and drilling of one or more oil, natural gas, salt water disposal, or other wells at any location on the Leased Premises, regardless of the proximity of such wells to any structure or use on or nearby the Leased Premises. This consent and waiver shall be a covenant running with the Leased Premises, and Landlord specifically hereby additionally agrees to execute, at no cost to Landlord, any high impact gas well waiver or consent, as such may be styled or titled in the future, or any other necessary waiver or consent pursuant to any statute, regulation, ordinance or other requirement of any state, municipality, county, regulatory agency or other governmental or quasi-governmental entity, which may be necessary or convenient in connection with Tenant’s pursuit of a permit to drill an oil, gas or other wells on the Leased Premises.

11. Repairs. Tenant shall maintain the Leased Premises and all improvements thereon in a good state of repair and condition. Any and all repairs to the Leased Premises shall be made at the expense of Tenant.

12. Signs. Landlord, at its sole cost and expense, shall have the right to place a placard-type sign on all or any of the Sites identifying Landlord as the owner of such Sites; provided, however, that Landlord may only do so after obtaining Tenant’s written approval of the location, size and information contained on any Landlord sign, which approval will not be unreasonably withheld, conditioned, or delayed. Landlord signs must comply with all applicable laws, regulations, ordinances and other governmental requirements, and shall not in any way hinder or interfere with Tenant’s operations on the Sites.

13. Right of Entry. No more than once per year, upon reasonable prior notice to Tenant (or at any time and from time to time without notice if Tenant is in default beyond any applicable cure period hereunder), and subject to Tenant’s reasonable rules and procedures involving entry to its operating sites (including, without limitation, the execution by entering parties of any waivers reasonably requested by Tenant, and the provision by entering parties of commercially reasonable insurance and corresponding indemnities), Landlord shall have the right to enter the Leased Premises for the purpose of confirming Tenant’s compliance with the terms hereof (which may include test borings of the ground and chemical analyses of the air, soil, water, and waste discharges). Notwithstanding anything to the contrary, all such entry shall be coordinated through Tenant and may not interfere with Tenant’s operations on the Leased Premises.

14. Information to be Provided. Within sixty (60) days following the written request of Landlord (but not more than once per year) or at any time while Tenant is in default beyond any applicable cure period hereunder pursuant to this Section 14, Tenant shall provide to Landlord (a) a complete copy (including exhibits and attachments) of any reports or notices required by any environmental law during the preceding calendar year, and which are not legally privileged, made confidential by applicable law, or protected as trade secrets, regarding (i) alleged failure to comply with any Law and/or (ii) the release of any Hazardous Material, and/or solid waste, in, on, or into the environment in violation of any applicable Laws, arising out of the past or present operations at or use of the Leased Premises by Tenant or any party under Tenant’s direction and control; (b) a then current list of all API numbers for wells drilled upon any portion of the Leased Premises; and (c) a copy of any environmental assessments of any portion of the Leased Premises performed by or for Tenant during the previous calendar year.

15. Response and Compliance Actions. If any portion of the Leased Premises or any off-site property is or becomes contaminated or otherwise damaged or injured, as a result of a release of solid waste or Hazardous Material in violation of Laws on, at, or from the Leased Premises by Tenant or by its affiliates, employees, agents, contractors, sublessees, or any other party under Tenant’s direction and control, then Tenant shall (i) notify Landlord of such contamination or damage upon Tenant’s discovery of such contamination or damage, (ii) promptly take reasonable actions to control any such release or contamination, and (iii) promptly take all reasonable actions necessary or required under Laws to mitigate any immediate threat to human health or the environment. Tenant shall thereafter undertake any further repairs or corrective actions, in a timely manner and in full compliance with Laws, as are necessary to remove or remediate contamination in accordance with Laws.

16. Insurance, Indemnity, and Waiver of Subrogation.

(a) Tenant shall carry, at all times while this Lease is in force, insurance required by applicable law and consistent with prudent industry standards, including broad form blanket contractual liability coverage and a waiver of subrogation to claims against Landlord. Said insurance shall specifically include, but not be limited to, the following:

i. WORKER’S COMPENSATION INSURANCE: covering all employees engaged in operations on the lands subject to this Lease in compliance with the laws of the State of Texas and EMPLOYER’S LIABILITY INSURANCE of not less than $100,000.00 for injuries to or death of more than one employee resulting from any one accident;

ii. GENERAL PUBLIC LIABILITY AND PROPERTY DAMAGE: in connection with all operations conducted hereunder, combined single limit of $1,000,000.00 per occurrence, $2,000,000.00 aggregate. Provided further, that such property damage insurance shall not exclude liability for loss of or damage to property on or above the surface of the earth arising from a blowout or cratering of a gas or oil well;

iii. AUTOMOBILE PUBLIC LIABILITY AND PROPERTY DAMAGE INSURANCE: in connection with all operations conducted hereunder (including coverage on owned and non-owned automotive equipment) with bodily injury or death limit and damage property of not less than combined single limit of $1,000,000.00 per occurrence, $2,000,000.00 aggregate; and

iv. Umbrella coverage in the amount of at least $5,000,000.00.

v. Environmental pollution liability coverage, as follows:

(1) Tenant shall purchase and maintain in force, from the date of executing this Lease until such time as any well(s) drilled on the Leased Premises is/are plugged and abandoned in accordance with Texas Railroad Commission rules and regulations, insurance for environmental pollution liability applicable to bodily injury, property damage, including loss of use of damaged property or of property that has not been physically injured or destroyed; cleanup costs; and defense, including costs and expenses incurred in the investigation, defense or settlement of claims; all in connection with any loss arising from the insured site. Coverage shall be maintained in an amount of at least Five Million Dollars ($5,000,000.00) per loss, with an annual aggregate of at least Five Million Dollars ($5,000,000.00).

(2) Coverage shall apply not only to sudden and accidental pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste material or other irritants, contaminants or pollutants, but also, to the extent such coverage is commercially available, to the gradual escape, release and/or migration of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste material or other irritants, contaminants or pollutants over extended periods of time.

(3) If such policies are written on a claims-made basis, Tenant shall maintain continuous coverage and shall purchase extended reporting period insurance when necessary. The extended reporting period of insurance must provide, to the extent commercially available, that any retroactive date applicable to coverage under the policy precedes the effective date of this agreement.

(4) The policy must cover the cost of controlling a well that is out of control, re-drilling or restoration expenses, seepage and pollution damage as first party recovery for the Tenant and related expenses, including, but not limited to, loss of equipment, experts and evacuation of residents. Such coverage shall be maintained in an amount of at least Ten Million Dollars ($10,000,000.00) per occurrence/no aggregate, if available, otherwise an aggregate of $10,000,000.00). One Million Dollars ($1,000,000.00) sub-limit endorsement may be added for damage to property for which the Tenant has care, custody and control.

(b) All policies shall be written on an occurrence basis, except excess or umbrella liability and pollution legal liability, which may be on a claims-made basis. All coverage required in this Lease can be met by a combination of primary, excess, and self insurance. Prior to beginning any operations on the Leased Premises, Tenant shall furnish Landlord certificates of insurance by its insurers in a form reasonably satisfactory to Landlord under all such policies as evidence that all of such insurance is carried and providing that not less than ten (10) days prior written notice of cancellation of such insurance, or any part thereof, will be given to Landlord; which certificates and written notice shall be addressed to Landlord at Landlord’s address below.

(c) Tenant is and shall be in exclusive control of the Leased Premises. Landlord shall not be liable for any loss of or damage to any property or person occurring on, in, about, or in connection with the Leased Premises or any part thereof. Tenant agrees to indemnify, defend and hold harmless Landlord, its partners, agents, servants, directors, officers, employees, and all parties claiming under Landlord (collectively “Indemnitees”), regardless (subject to Landlord’s compliance with the final sentence of Section 13 above) of the negligence or other fault of any of the Indemnitees, whether concurrent, joint, active, or passive (but excluding the sole and gross negligence of any Indemnitee), from and against any and all liabilities, damages, costs, claims, suits, actions and proceedings whatsoever, including but not limited to reasonable attorneys’ fees, arising out of or alleged to arise by reason of injury to or death of any person or damage to or loss of property occurring on, in, or about the Leased Premises or by reason of any other claim whatsoever (including violation of any Laws by Tenant or its successors, assigns, agents, guests, invitees, trespassers, contractors, subcontractors, licensees or sublessees) of any person or party occasioned or alleged to be occasioned in whole or in part by any act or omission on the part of Tenant or its successors, assigns, agents, guests, invitees, trespassers, contractors, subcontractors, licensees or sublessees, or by any breach, violation, or nonperformance of any covenant of Tenant under this Lease, or resulting from or in any way arising out of the use or occupancy of the Leased Premises by Tenant, its successors, assigns, agents, guests, invitees, trespassers, contractors, subcontractors, licensees or sublessees, or arising out of any claim related to an uncured Category 1 Post Closing Cure Obligation (as defined in the Purchase and Sale Agreement dated January 21, 2009 between Chesapeake Land Development Company, L.L.C. and Landlord covering the Leased Premises).

(d) Landlord shall never be liable in any manner to Tenant or any other party for any injury to or death of persons or for any loss of or damage to property of Tenant, its employees, agents, customers, invitees, licensees, or to others, whether such loss or damage is occasioned by casualty, theft, or any other cause of whatsoever nature, unless caused by the willful misconduct or gross negligence of Landlord. In no event shall the Landlord ever be liable in any manner to Tenant or any other party as a result of the acts or omissions of Tenant, its successors, assigns, agents, guests, invitees, trespassers, contractors, subcontractors, licensees or sublessees. All personal property upon the Leased Premises shall be at the risk of Tenant only and Landlord shall not be liable for any damage thereto or theft thereof. Tenant hereby waives, releases, and discharges forever Landlord from any and all present and future rights, claims, and causes of action (including any rights, claims, or causes of action pursuant to CERCLA, TSWDA, and other law or common law cause of action providing for cost recovery and/or contribution) Tenant may have against Landlord and other Indemnitees, now or in the future, arising from or relating to the release of solid waste or Hazardous Materials which occurred prior to or after the Effective Date of this Ground Lease Agreement.

(e) No party claiming through Tenant shall have any right or claim against the Landlord for any property damage (whether or not caused by negligence or the condition of the Leased Premises or any part thereof) by way of subrogation or assignment, Tenant hereby waiving and relinquishing any such right. To the extent Tenant insures the Leased Premises, Tenant shall request its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or otherwise in favor of the Landlord and to provide a certificate of insurance verifying this waiver.

(f) Tenant agrees to indemnify, defend, and hold harmless the Indemnitees from and against any and all liabilities, damages, costs (including but not limited to investigatory, remedial, and government oversight costs), claims, suits, actions and proceedings whatsoever arising out of or alleged to arise in connection with the violation of any environmental law or presence of salt water disposal wells or Hazardous Materials in, on, or under the Leased Premises occasioned or alleged to be occasioned in whole or in part by any act or omission on the part of Tenant or any invitee or licensee of Tenant (including but not limited to acts or omissions of Tenant, its affiliates, contractors, employees, invitees or licensees prior to the Effective Date of this Lease). As used in this Lease: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund

Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance.

(g) Tenants’ indemnities set forth above will survive termination of this Lease with respect to claims accruing or arising during the Term, but not otherwise.

17. Eminent Domain.

(a) In the event all or any portion of any Site is taken or condemned by any public or quasi-public body having the right of eminent domain, Landlord and Tenant shall apportion any award as follows:

(i) Landlord shall receive any part of the award which represents compensation for the value of such Site exclusive of the value of the then existing Improvements;

(ii) Tenant shall receive any part of the award which represents compensation for the value of the then existing Improvements as well as all compensation for Tenant’s personal property and any moving expenses.

(b) In the event any portion of any Site is taken or condemned and such taking or condemnation materially interferes with Tenant’s Permitted Use (as defined herein or as may then be currently conducted), Tenant shall have the right to terminate this Lease as to such Site by providing written notice to Landlord within sixty (60) days of such condemnation or taking whereupon, Base Rental with regard to such Site shall cease as of such termination. In the event this Lease is not terminated as to such Site in accordance with the foregoing, Base Rental will not be adjusted as a result of any taking or condemnation.

(c) Notwithstanding the foregoing, Landlord and Tenant agree to seek separate awards in any condemnation proceedings and to use their respective best efforts to see that separate awards are made at all stages of the proceedings. If the order or decree in any condemnation proceeding fails to state separately the amount to be awarded to Tenant or if the court is prohibited by law from making separate awards, then the compensation awarded for the taking of all or any part of any Site shall be allocated in accordance with Section 17(a) above.

(d) Tenant has primary responsibility for dealing with a condemning authority in any condemnation proceedings, but Tenant shall not make any settlement with the condemning authority nor convey or agree to convey the whole or any portion of any Site to such authority in lieu of condemnation without first obtaining the written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) provided that Landlord receives (i) not less than the fair market value of the portion of any Site taken at the time and (ii) a reasonable amount for any diminution in value of the remaining portion of the Land.

18. Defaults.

(a) An event of default by Tenant shall occur if one or more of the following events shall occur:

(i) If Tenant shall fail to pay Base Rental or any other amounts due to Landlord hereunder when due and such failure shall continue for a 10-day period after Landlord shall have given Tenant written notice of Tenant’s failure to pay, provided, Landlord shall only be required to give such notice twice during any Lease Year.

(ii) If Tenant shall fail to perform any of its other obligations under this Lease and such failure shall continue for a 30-day period after Landlord shall have given Tenant written notice of its failure to perform. However, if Tenant’s failure cannot reasonably be cured by Tenant within said 30-day period, an event of default shall not occur if Tenant commences to cure such failure within the 30-day period and diligently thereafter prosecutes the cure to completion within a reasonable period of time after the 30-day period.

(iii) Tenant or any guarantor of this Lease becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar law) or a petition is filed against Tenant or any guarantor under such laws and is not dismissed within sixty (60) days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts when due.

(iv) Tenant shall be in default beyond any notice and cure period pursuant to any Leasehold Mortgage or Tenant’s leasehold estate is foreclosed upon by any Leasehold Mortgagee.

(b) If an event of default by Tenant shall have occurred under the terms of Section 18(a) above, Landlord shall have the right, in addition to all other remedies available at law or equity, to pursue one or more of the following (subject, however, to the rights of a Leasehold Mortgagee set forth in this Lease and clause (c) below):

(i) Do whatever Tenant is obligated to do under this Lease and enter the Site(s) affected by such default, without being liable for prosecution or any claim for damages therefor, to accomplish such purpose. Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting compliance with this Lease on Tenant’s behalf, together with interest thereon at the highest lawful rate from the date Landlord incurs the expense in question until Landlord is reimbursed therefor.

(ii) Seek injunctive relief or specific performance of Tenant’s obligations hereunder, as applicable.

(iii) Subject to clause (c) below, terminate this Lease, in which event Tenant’s default shall be deemed a total and entire breach of Tenant’s obligations under this Lease and Tenant immediately shall become liable for damages in an amount equal to (A) the total Base Rental for the remainder of the Term, discounted at the Prime Rate to the then present value, together with all other expenses incurred by Landlord in connection with Tenant’s default, and the unpaid rental due as of the date of termination, less (B) the fair market rental value of the Leased Premises for the balance of the Lease Term, discounted at the Prime Rate to the then present value. It is acknowledged, intended and agreed that the amounts which Landlord is entitled to recover under this Section constitute liquidated damages and not a penalty for Tenant’s defaults related to nonpayment of rental. Such amounts constitute the parties’ best, good faith, and reasonable estimate of the damages which would be suffered by Landlord in the event any such default occurs, the exact amount of such damages being difficult or impractical to calculate. As used herein, “Prime Rate” means (x) the per annum “prime rate” of interest as published, on the date on which this Lease is terminated in accordance with this Section 18, by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, or (y) if The Wall Street Journal, while still in publication, is not published on the date on which this Lease is terminated, then the “prime rate” of interest as published in The Wall Street Journal on the most recent date prior to the date on which this Lease is so terminated, or (z) if The Wall Street Journal is no longer published on the date on which this Lease is terminated, the “bank prime loan” rate (being the rate posted by a majority of top 25 [by assets in domestic offices] insured U.S.- chartered commercial banks) as posted in the Federal Reserve Statistical Release for the week in which the date of Lease termination occurs.

(c) Notwithstanding anything to the contrary, Landlord shall have no right to terminate this Lease or evict Tenant from any portion of the Leased Premises pursuant to the foregoing unless and until (i) an event of default has occurred pursuant to Section 18(a) above, and (ii) the failure giving rise to the event of default shall continue for a 10-day period after Landlord has delivered a subsequent notice to Tenant that Landlord intends to pursue the remedy provided by clause (b)(iii) above (“Notice of Intent to Terminate”); provided, however if the event of default for which Landlord desires to pursue a termination of this Lease is a default pursuant to Section 18(a)(i) above, Landlord shall not be required to deliver a second Notice of Intent to Terminate in any Lease Year if Landlord has previously in such Lease Year delivered a Notice of Intent to Terminate as a result of a default pursuant to clause (a)(i). Further, in the event that Landlord delivers a Notice of Intent to Terminate for a default pursuant to Sections 18(a)(ii) or 18(a)(iv) above, Tenant shall have the right to elect to purchase any Site from which the alleged default arises pursuant to and in compliance with Section 25 below (provided, Tenant has not already repurchased the maximum number of Sites permitted thereby) by delivery of a written election to Landlord within 30 days after receipt of Landlord’s Notice of Intent to Terminate, whereupon, so long as Tenant is proceeding to purchase the Site pursuant to and in compliance with said Section 25, Landlord shall be stayed from pursuing any remedy pursuant to this Section 18.

(d) In the event Landlord employs an attorney to collect past due Base Rental or other payments due to Landlord hereunder, Landlord shall also be entitled to recover its reasonable attorneys fees and expenses incurred in connection therewith. In any case where Landlord or Tenant employs attorneys to protect or enforce its rights hereunder and litigation results, then the non-prevailing party agrees to pay the reasonable attorney’s fees and expenses incurred by the prevailing party. In the event of a bankruptcy proceeding wherein Tenant is a debtor, Tenant shall be additionally liable for all reasonable attorneys’ fees and expenses incurred by Landlord in any such bankruptcy proceeding.

(e) Subject to clause (c) above, pursuit by Landlord of any of the remedies provided for above shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit by Landlord of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of rent following a default hereunder shall not be construed as Landlord’s waiver of such default.

(f) No waiver of any covenant of this Lease or a breach of such covenant shall constitute a waiver of any other covenant or any other breach of said covenant.

19. Bankruptcy of Tenant.

(a) If Tenant files a petition for bankruptcy liquidation, including a petition under Chapter 7 of the Bankruptcy Code, or any successor chapter thereto, and the Trustee in bankruptcy elects to assume this Lease, or seeks to assume and assign this Lease, such assumption and/or assignment shall be made subject to subparagraphs (b) and (c) below. If the Trustee fails to assume this Lease within sixty (60) days after the filing of the petition in bankruptcy, this Lease shall be deemed to have been rejected. Subject only to the provisions below relating to the rights of any Leasehold Mortgagee, Landlord shall be thereupon immediately entitled to possession of the Leased Premises, and shall have no further obligation to Tenant or Trustee, and this Lease shall be canceled, but Landlord’s right to be compensated for damages in such liquidation proceeding shall survive.

(b) In the event that a petition for reorganization is filed concerning the Tenant, whether through a voluntary petition, an order granting an involuntary petition or through conversion of a case from any other chapter, including any such reorganization case under Chapter 11 of the Bankruptcy Code, or any successor chapter thereto, the Tenant, as Debtor-in-Possession, or any Trustee, must elect to assume this Lease within seventy-five (75) days from the date on which the voluntary petition was filed or the order for relief was entered. No election to assume this Lease, under any Chapter of the Bankruptcy Code, shall be effective unless each of the following conditions, which Landlord and Tenant acknowledge and stipulate are commercially reasonable in the context of a bankruptcy proceeding of Tenant, have been satisfied, and Landlord has so acknowledged in writing:

(i) The Trustee or the Debtor-In-Possession has cured, or has provided Landlord adequate assurance (as defined below) that: (1) within ten (10) days from the date of such assumption, all monetary defaults under this Lease will be cured; and (2) within thirty (30) days from the date of such assumption, all non-monetary defaults under this Lease will be cured.

(ii) The Landlord has been compensated, or has been provided with adequate assurance (as defined below) that within ten (10) days from the date of assumption, Landlord will be compensated for any pecuniary loss incurred by Landlord arising from the default of Tenant, the Trustee or the Debtor-In-Possession as recited in Landlord’s written statement of pecuniary loss sent to the Trustee or Debtor-In-Possession.

(c) The Landlord has been provided with adequate assurance of the future performance of each of the Tenant’s obligations under this Lease. Unless otherwise agreed in writing agreed by Landlord, such adequate assurance shall include the payment of a sum equal to the Basic Rental for the twelve (12) month period immediately preceding the date of assumption within ten (10) days of such assumption. The Tenant or Trustee-in-bankruptcy shall promptly perform and honor all post-petition obligations relating to this Lease. With respect to the calendar month in which the petition in bankruptcy is filed, the Tenant or Trustee-in-bankruptcy shall pay any obligation for that month on a pro rata basis based on the number of days in such calendar month after the filing of the petition. When, pursuant to the Bankruptcy Code or other applicable bankruptcy law, the Trustee or Debtor-In-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Leased Premises or any portion thereof, such charges shall not be less than the full consideration (whether monetary or non-monetary) provided in this Lease, including the appropriate Base Rental, which the parties agree and stipulate to constitute a reasonable compensation.

(d) If the Lease is rejected, and subject only to the rights of a Leasehold Mortgagee as set forth in this subparagraph, the Lease shall be deemed as terminated for all other purposes, subject to the rights of any Leasehold Mortgagee under a nondisturbance agreement between Landlord, Tenant, and the Leasehold Mortgagee.

(e) Neither Tenant’s interest in this Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the laws of any state having jurisdiction of the person or property of Tenant (hereinafter referred to as the “state law”) unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of rent or any other payments from any trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain Landlord’s consent of Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.

(f) Subject to the right of Tenant or any Leasehold Mortgagee to cure as permitted in this Lease, in the event the estate of Tenant created hereby shall be taken in execution or any other process of law, or if a Receiver or Trustee of any property of Tenant or guarantor of this Lease shall be appointed under state law by reason of Tenant’s or guarantor’s insolvency or inability to pay its debts as they become due or otherwise, or if any assignment shall be made of Tenant’s or guarantor’s property for the benefit of creditors under state law, then and in such event, Landlord may, at its option, terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of the election to so terminate within thirty (30) days after the occurrence of such event.

20. Assignment, Sublease or Mortgage. Tenant may assign this Lease, in whole but not in part, or sublease all or any portion of one or more Sites, to an affiliate of Tenant without the consent of Landlord; provided, however, no assignment or sublease shall relieve Tenant of its obligations hereunder, and in the event of an assignment or sublease, Tenant shall provide Landlord with written notice thereof. As used herein, the term “affiliate” means (i) a corporation, joint venture, partnership, or other entity that owns more than 10% of the outstanding voting interest of Tenant or Guarantor or in which Tenant or Guarantor owns more than 10% of the outstanding voting interest; or (ii) a corporation, joint venture, partnership, or other entity in which, together with Tenant and Guarantor, more than 10% of the outstanding voting interest of both the Tenant, Guarantor and the other corporation, joint venture, partnership, or other entity is owned or controlled by the same person, or group of persons. Except as provided above, Tenant may not assign this Lease, in whole or in part (as to one or more Sites) or sublease all or any portion of one or more Sites without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Landlord shall have the absolute right to sell or otherwise transfer or mortgage or otherwise encumber all or any part of the fee estate of the Leased Premises; provided, however, any such sale, transfer or mortgage or other encumbrance arising or occurring after the Effective Date shall be made expressly subject to this Lease and all of Tenant’s rights hereunder. Alternatively, if Landlord proposes to transfer a Site or Sites, at Landlord’s request Tenant will enter into a new lease with the transferee covering the transferred property in the form of this Lease for the remainder of the Term. In the event of a sale or sales of all or a part of the Leased Premises and assumption of liability by the transferee, Landlord will be relieved thereafter of any further liability under this Lease. Each of Landlord and Tenant agree to grant in favor of any mortgagee of the other reasonable estoppels, non-disturbance agreements, default cure periods and other similar rights in form and content approved by Landlord and Tenant in their reasonable discretion.

21. Memorandum of Ground Lease. Landlord and Tenant shall execute a Memorandum of Lease in the form attached hereto as Exhibit “B” (“Memorandum”) which will be filed of record in the Real Property Records of the county or counties in which the Leased Premises are situated.

22. Encumbrances. This Lease is subject to validly existing and enforceable rights, interests, and estates, if any do in fact exist, and only to the extent that the same in fact do exist, of third parties in connection with all easements, rights-of-way, liens, royalties, and other encumbrances, if any, relating to the Leased Premises, which are currently in effect and of record in the office of the County Clerk in the county or counties in which the Leased Premises are situated. After the date hereof, Landlord shall not place or permit any encumbrance on title to the Land without the prior written consent of Tenant (which may not be unreasonably withheld, conditioned or delayed); provided, however, notwithstanding the foregoing, upon the request of Landlord, Tenant agrees to execute any instruments, subordinations or other documents that may be reasonably required by any mortgagee of Landlord for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage or deed of trust so long as such provides that Tenant’s use, possession and enjoyment of the Leased Premises shall not be interfered with or adversely affected so long as Tenant is not in default hereunder beyond any applicable notice and cure period. Additionally, without the prior written approval of Tenant, which may be withheld in Tenant’s sole discretion, Landlord shall have no right to use or grant to others any interest in or right to use any portion of the Leased Premises including, without limitation, the subsurface thereof, as any such rights are hereby conveyed to Tenant.

23. Notices.

(a) Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant, or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if this Section 23 is strictly complied with. Any notice under this Lease must be written. Notices must be either (i) hand-delivered to the address set forth below for the recipient; or (ii) placed in the United States certified mail, return receipt requested, addressed to the recipient as specified below; or (iii) deposited with an overnight delivery service, addressed to the recipient as specified below; or (iv) telecopied by facsimile transmission to the party at the telecopy number listed below, provided that the transmission is followed with a copy sent by overnight delivery to the address specified below. Any notice is effective three (3) days following deposit with the U.S. Postal Service or the day following deposit with the overnight delivery service, as applicable; all other notices are effective upon receipt.

(b) Tenant’s address for all purposes under this Lease is:

Chesapeake Operating, Inc.

Attn: Director of Real Estate

6100 N. Western Avenue

Oklahoma City, Oklahoma 73118

Reference: Apple Ground Lease

Telephone: (405) 935-8478

Telecopy: (405) 849-8478

    with a copy to:

Chesapeake Energy Corporation

Attn: General Counsel

6100 N. Western Avenue

Oklahoma City, Oklahoma 73118

Reference: Apple Ground Lease

Telephone: (405) 935-9400

Telecopy: (405) 849-9400

    with a copy to:

Chesapeake Energy Corporation

Attn: Accounting

6100 N. Western Avenue

Oklahoma City, Oklahoma 73118

Reference: Apple Ground Lease

Telephone: (405) 848-8000

Telecopy: (405) 849-4164

(c) Landlord’s address for all purposes under this Lease is:

Apple Nine Ventures Ownership, Inc.

Attn: David McKenney

814 East Main Street

Richmond, Virginia 23219

Telephone: (804) 344-8121

Telecopy: (804) 344-8129

    with a copy to:

Apple Nine Ventures Ownership, Inc.

Attn: David Buckley

814 East Main Street

Richmond, Virginia 23219

Telephone: (804) 344-8121

Telecopy: (804) 344-8129

(d) Either party may designate another address for this Lease by giving the other party at least five (5) business days’ advance notice of its address change. A party’s attorney may send notices on behalf of that party, but a notice is not effective against a party if sent only to that party’s attorney.

24. Holding Over. If Tenant should remain in possession of the Leased Premises after the expiration of the Term without the execution by Landlord and Tenant of a new lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant at sufferance, subject to all the covenants of this Lease; provided, however, that the Base Rental for such holdover period shall be set at one hundred and fifty percent (150%) of the then-current Base Rental rate, plus any escalations that occur during that period.

25. Tenant’s Option to Purchase.

(a) Landlord, in consideration of the rent to be paid and the covenants and agreements set forth herein to be kept and performed by Tenant, and for other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby grant to Tenant the exclusive right and option (the “Option”) to purchase from Landlord, subject to the terms and conditions set forth herein, all or any portion of the Leased Premises on a Site-by-Site basis.

(b) Tenant may exercise the Option multiple times as to one or more Sites in each instance, at any time during the Term (provided, Tenant may not exercise options for more than a number of Sites equal to 30 less (y) the positive difference between 110 and (z) the actual number of Sites subject to this Lease at the time of the Outside Final Closing Deadline (as defined in that certain Purchase and Sale Agreement, between Chesapeake Land Development Company, L.L.C. and Apple Nine Ventures, Inc., dated January 21, 2009); in any event no more than ten (10) Producing Sites [as defined below] may be repurchased pursuant to this Section 25). Tenant shall not have the right to exercise the Option during any period where an event of default pursuant to Sections 18(a)(i) or 18(a)(iii) has occurred and is continuing. In order to exercise the Option, Tenant shall give written notice (the “Option Notice”) of such election to Landlord, which shall include a description of the Site(s) to be purchased by Tenant, and, if the option is being exercised pursuant to a Notice of Intent to Terminate, such election must include the concurrent delivery of all monetary sums then owed to Landlord comprising any such prior default. On the first to occur of the date that is designated in the Option Notice or the date that is sixty (60) days after the delivery of the Option Notice to Landlord (the “Closing Date”), Landlord shall sell and convey to Tenant, and Tenant shall purchase and accept from Landlord, the Site(s) described in such Option Notice, subject to the terms and conditions set forth herein (the “Closing”) As used herein, a “Producing Site” is a Site upon which a natural gas well exists that is producing natural gas in paying quantities or upon which shut-in payments are being paid as of the date of the Option Notice.

(c) (i) The total purchase price (the “Purchase Price”) to be paid by Tenant to Landlord for each Site covered by an Option Notice if Tenant exercises the Option shall be an amount equal to the purchase price set forth below:

(A) If the Option Notice is delivered on or before the date that is sixty (60) months after the Effective Date of this Lease, then the Purchase Price for all Sites covered by such Option Notice shall be ONE MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($1,400,000.00) per Site.

(B) If the Option Notice is delivered after the date that is sixty (60) months after the Effective Date of this Lease, then the Purchase Price for all Sites covered by such Option Notice shall be ONE MILLION NINE HUNDRED THOUSNAND AND NO/100 DOLLARS ($1,900,000.00) per Site.

(ii) Commencing on the date that Tenant exercises the Option as provided above and continuing until the Closing Date, Tenant and its agents may conduct such tests, studies, inspections, surveys, environmental assessments, surveys and title reviews (“Inspections”) as Tenant may desire to obtain or perform relating to title to the Site(s) covered by the Option Notice or the physical condition of such Site(s) or any other element or aspect of such Site(s), and Landlord hereby grants Tenant and its agents permission to perform such Inspections. Within ten (10) days after delivery of the Option Notice to Landlord, Landlord shall furnish to Tenant (disclaiming any expressed or implied warranty or representation as to the truth or accuracy thereof) copies of all documents, studies, plats, reports, leases and tests relating to the Site(s) covered by the Option Notice in Landlord’s physical possession, including, without limitation, the following: all environmental reports, engineering studies, geotechnical investigations or reports, existing surveys and plans. If Tenant, in its sole discretion, concludes that title to or the physical condition of the Site(s) covered by the Option Notice or any other element or aspect of such Site(s) is not acceptable, Tenant may terminate its obligations with respect to the purchase of such Site(s) under the Option by providing written notice to Landlord. Any remedy provided Tenant in this paragraph is in addition to (and not in lieu of) any other remedy provided Tenant under this Lease.

(d) (i) At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions:

(A) Landlord shall convey to Tenant (or Tenant’s designee) good and indefeasible fee simple title to the Site(s) covered by the Option Notice by Special Warranty Deed and, where appropriate, bills of sale and/or assignments, all in form and substance reasonably acceptable to Tenant, subject only to all matters of record as of the Effective Date of this Lease and any other matters approved by Tenant (the “Permitted Encumbrances”), but in any event free and clear of all liens and monetary encumbrances other than those which secure payment of the then current real property taxes levied against the Site(s) covered by the Option Notice.

(B) Tenant shall deliver the Purchase Price.

(C) Landlord shall deliver possession of the Site(s) covered by the Option Notice to Tenant (or Tenant’s designee), free and clear of all tenancies and parties in possession and this Lease shall terminate as to such Site(s) (and the Base Rental set forth in Section 2 above shall be reduced by the applicable amount based on the per Site adjustments provided in Exhibit “C”), but shall remain in effect as to all Sites not covered by the Option Notice.

(ii) Each party shall timely deposit such deposits, monies, and documents with the title company of Landlord’s and Tenant’s choice as may be reasonably requested by said title company or as are necessary for the conveyance of the Site(s) covered by the Option Notice in accordance with the terms set forth herein. After the Closing, Tenant and Landlord agree to promptly execute such further documentation and take such further acts as are reasonably required to accomplish or properly document or verify the conveyance of the Site(s) covered by the Option Notice in accordance with the terms contained herein.

(iii) At the Closing, Landlord shall deliver to Tenant (or Tenant’s designee) an owner policy of title insurance issued by the title company referenced above for the Purchase Price insuring that, upon Closing, Tenant is the owner of good and indefeasible fee simple title to the Site(s) covered by the Option Notice, subject only to the Permitted Encumbrances. Landlord and Tenant shall each pay one-half (1/2) of the following expenses: the basic title premium for the title policy; recording fees; transfer taxes; escrow fees; and all other closing costs. All ad valorem and similar taxes and assessments relating to the Site(s) covered by the Option Notice shall be paid by Tenant. Each party shall pay the fees incurred by its own legal counsel.

(e) (i) Unless earlier terminated as provided herein, the rights granted in this Section 25, shall terminate and shall be of no further force or effect 21 years less one day after the death of the last survivor of any of the descendants of Queen Elizabeth II of England living on the date of execution of this Lease.

(ii) If Landlord fails or refuses to consummate the sale of the Site(s) covered by the Option Notice pursuant to the Option at the Closing or fails to perform any of Landlord’s other obligations hereunder either prior to or at the Closing for any reason other than the termination of the transaction by Tenant pursuant to a right so to terminate expressly set forth in this Section 25 or Tenant’s failure to perform Tenant’s obligations under this Section 25, then Tenant shall have the right, as its sole remedies, to either (i) seek to enforce specific performance of Landlord’s obligations under this Section 25 (provided, if specific performance of all of Landlord’s obligations under this Section 25 is not available to Tenant, to exercise any other right or remedy Tenant may have at law or in equity by reason of such default, including but not limited to, the recovery of reasonable attorneys’ fees incurred by Tenant in connection therewith), or (ii) terminate all obligations with respect to the purchase of the Site(s) covered by the Option Notice under the Option by giving written notice thereof to Landlord prior to or at the Closing whereupon neither party hereto shall have any further rights or obligations under this Section 25 with regard to such Site.

(f) Notwithstanding anything to the contrary herein, if Tenant exercises the Option as to one or more Site(s), Tenant’s Option shall remain in full force and effect as to all other Sites.

26. Rights of Leasehold Mortgagee.

(a) Provided that the following conditions are met, Tenant may, without Landlord’s consent, (x) mortgage, pledge, grant deeds of trust, or otherwise encumber the improvements and the leasehold estate created by this Lease and all or any portion of Tenant’s right, title, and interest under this Lease, and (xx) assign, hypothecate, or pledge the leasehold estate created by this Lease and the improvements as security for the payment of any debt (each a “Leasehold Mortgage”) to any holder or holders from time to time of a promissory note or notes evidencing a bona fide loan, payable to the order of a third party, and secured by a valid first or second lien deed of trust upon the leasehold estate created by this Lease (each a “Leasehold Mortgagee”). The conditions to Tenant’s right to encumber the improvements and the leasehold estate are as follows:

(i) No mortgagee, trustee, or other person claiming by, through, or under any Leasehold Mortgage may ever acquire any greater right in the Leased Premises than Tenant has under this Lease, except for the rights expressly granted to a Leasehold Mortgagee under the terms of this Lease.

(ii) Any Leasehold Mortgage must at all times be subject to all of the conditions, covenants, and obligations of this Lease and to all of the rights of Landlord under this Lease, except as specifically provided to the contrary in this Lease.

(iii) No Leasehold Mortgage may extend to the fee title or the reversionary interest or estate of Landlord in the Leased Premises.

(b) Landlord consents to the following provisions being included in any Leasehold Mortgage for the benefit of a Leasehold Mortgagee, at the option of Tenant:

(i) An assignment of Tenant’s share of the net proceeds from any award or other compensation resulting from a total or partial (other than temporary) taking as set forth in Section 10 of this Lease;

(ii) The entry of any Leasehold Mortgagee upon the Leased Premises during business hours, without notice to Landlord or Tenant, to view the state of the Leased Premises;

(iii) A default by Tenant under this Lease constituting a default under any Leasehold Mortgage;

(iv) A collateral assignment to any Leasehold Mortgagee of any sublease and any rents payable to Tenant under any sublease.

(c) If the mortgagee or trustee of any Leasehold Mortgage gives Landlord written notice that a Leasehold Mortgage has been executed by Tenant and furnishes Landlord with the address to which copies of notices are to be mailed, Landlord will use its best efforts to thereafter mail to the mortgagee or trustee at the address so given duplicate copies of all written notices that Landlord serves upon Tenant pursuant to the terms of this Lease, but failure to do so will not be a default under this Lease.

27. Agreement to Execute and Deliver Amendments. If any of the following events occur during the Term of this Lease, Landlord and Tenant shall, within fifteen (15) days after receipt of a written request from the other party, execute an amendment to this Lease evidencing such revisions, along with a recordable Memorandum of such amendment, both in forms reasonably acceptable to Landlord and Tenant:

(a) One or more Site(s) are added or deleted as part of the Leased Premises pursuant to that certain Purchase and Sale Contract dated January 21, 2009 by and between Chesapeake Land Development Company, L.L.C. and Landlord (the “Contract”) or any provision of this Lease;

(b) Tenant exercises its Option to purchase one or more Site(s) and this Lease is thereby terminated as to such purchased Site(s);

(c) This Lease is otherwise terminated as to one or more Site(s) pursuant to the Contract or the terms of this Lease;

(d) This Lease is otherwise amended or altered in any way.

If such event involves an increase or decrease in the number of Sites subject to this Lease, then the amendment shall include a new schedule setting forth the increased or decreased Base Rental due hereunder, based on the per-Site amounts set forth on the schedule attached as Exhibit “C”.

28. Entire Agreement. This instrument constitutes the entire agreement and understanding between the parties hereto, and no representations except as herein expressly set forth have been made by any party to the other. This Lease cannot be modified or cancelled except in writing.

29. Texas Law. This Lease and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Texas, and venue for any action brought hereunder shall be in any one of the counties in which a portion of the Leased Premises are situated.

30. Successors and Assigns. All covenants and agreements contained in this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

31. Rule of Construction. The parties acknowledge that each party and its counsel have reviewed this Lease, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments or exhibits hereto.

32. Single Lease. Although this Lease covers multiple Sites, Landlord and Tenant hereby expressly acknowledge and agree that this Lease is intended by both parties to be deemed a single integrated Lease covering all Sites and shall not be deemed as severable into separate leases covering each of the Sites.

33. Counterparts. This Lease may be executed in two or more separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures on counterparts of this Lease that are transmitted by fax or by electronic mail shall be deemed effective for all purposes.

34. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforce do the fullest extent permitted by law.

35. No Mortgage or Joint Venture. Tenant and Landlord acknowledge and agree that this Lease is, in fact, a lease arrangement, and does not constitute a loan or a joint venture, and that Tenant has been represented by experienced legal counsel, who has advised Tenant of the rights and duties of Tenant. Tenant will not assert that the transaction evidenced hereby is, or attempt to recharacterize such transaction as, a loan or a joint venture if Landlord or Landlord’s mortgagee subsequently seeks to enforce its legal rights as a landlord.

36. Time is of the Essence. Time is of the essence of this Lease.

37. Limited Guaranty. Contemporaneously with the execution of this Lease, Chesapeake Energy Corporation, an Oklahoma corporation (“Guarantor”), has executed a Guaranty (herein so called) covering Tenant’s obligations, accruing under this Lease.

38. Limitation of Landlord’s Liability. Tenant agrees to look solely to Landlord’s interest in the Leased Premises for the recovery of any judgment against Landlord (and Landlord’s shareholders, venturers, and partners, and their shareholders, venturers, and partners, and all of their officers, directors, and employees) arising from any breach or default by Landlord of any term or provision of this Lease, and Landlord shall not be personally liable for any such judgments or deficiency after execution thereon. The limitation of liability contained in this Paragraph 38 shall apply equally and inure to the benefit of Landlord, its successors, and their respective present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents, and employees, and their respective heirs, successors, and assigns.

39. No Merger of Title. Except upon expiration of the term of this Lease or upon termination of this Lease pursuant to express right to do so set forth herein, there shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in the Leased Premises or any part thereof by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in any such leasehold estate (including any Improvements now or hereafter situated upon the Leased Premises), and (b) the fee estate in the Leased Premises or any part thereof or any interest in such fee estate (including any reversionary interest in any Improvements now or hereafter situated upon the Leased Premises), unless and until all person having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in the Leased Premises or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

40. Confidentiality. Landlord shall not disclose the Purchase Price under the Contract or the amount of Base Rental to be paid by Tenant pursuant to this Lease to any appraisal district or taxing authority without Tenant’s prior written consent, unless required by law or court order.

41. Surface Use. On or before the Effective Date of this Lease, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company (“CELLC”) and Chesapeake Royalty, L.L.C., an Oklahoma limited liability company (“CRLLC”) have executed a Waiver of Surface Rights in the form attached hereto as Exhibit “D” (the “Surface Waiver”). If, during the Term of this Lease, it is determined that any affiliate of Tenant other than CELLC and CRLLC holds any leasehold or ownership interest in the oil, gas or other minerals in and under all or any portion of the Leased Premises (other than this Lease) which would allow such affiliate to access the surface of all or any portion of the Leased Premises, then Tenant shall cause such affiliate to execute a Surface Waiver in form substantially similar to the form attached hereto as Exhibit “D”.

42. Leases and Impositions.

(a) To the extent any lease, sublease or other occupancy agreement (each, an “Occupancy Agreement”) affecting any portion of the Leased Premises exists as of the date of the Preliminary Closing (as defined in the Purchase Contract), Tenant shall comply with and perform all of the obligations of the landlord, lessor, sublessor or grantor, as the case may be, thereunder and TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, DAMAGES, COSTS, CLAIMS, SUITS, ACTIONS AND PROCEEDINGS WHATSOEVER ARISING OUT OF OR ALLEGED TO ARISE OUT OF ANY AND ALL OCCUPANCY AGREEMENTS.

(b) Tenant shall comply with and be solely responsible at its sole cost and expense for all costs, obligations and requirements of any covenants, conditions, restrictions, REAs, maintenance agreements or other similar documents applicable to all or any portion of the Leased Premises. As between Landlord and Tenant, Tenant shall have all rights of “landlord” under the Occupancy Agreements with regard to rentals accruing thereunder which it may collect and retain.

[Signatures on following page]

Executed to be effective as of the Effective Date.

LANDLORD:

Apple Nine Ventures Ownership, Inc.,
a Virginia corporation

By:	/s/ David McKenney
Name:	David McKenney
Title:	Vice President

Date:	April 3, 2009

TENANT:

Chesapeake Operating, Inc.,
an Oklahoma corporation

By:	/s/ Henry J. Hood
Henry J. Hood, Senior Vice President –
Land & Legal and General Counsel

Date:	April 3, 2009